Exhibit 99.1

DPAC Technologies Reports Financial Results for the Second Quarter of Fiscal Year 2006

     HUDSON, Ohio--(BUSINESS WIRE)--Aug. 9, 2006--DPAC Technologies Corp. (OTCBB:DPAC), a leader in device networking and connectivity solutions, today reported results for its second quarter ended June 30, 2006.
     These results include the combined operations of DPAC Technologies Corp. and QuaTech, Inc. which combined on February 28, 2006 as previously announced. As a result of the merger, QuaTech has become a wholly-owned subsidiary of DPAC. For accounting purposes, the transaction is considered a "reverse merger" under which QuaTech is considered the acquirer of DPAC. Accordingly, the purchase price was allocated among the fair values of the assets and liabilities of DPAC, while the historical results of QuaTech are reflected in the results of the combined company (the "Company"). The results of operations are those of QuaTech prior to the merger date, and combined QuaTech and DPAC after the merger date of February 28, 2006.

     Second Quarter Operating Results

     For the second quarter of 2006, net sales were $3.5 million, up 36% from net sales of $2.6 million in the second quarter of 2005, and up 9% from net sales of $3.2 million in the first quarter of 2006. Net sales related to the Company's Device Connectivity products increased by $200,000, or 8%, and net sales related to the Company's Device Networking products, including the Airborne(TM) wireless product line, increased by $733,000, or 685% over the quarter ended June 30, 2005. The Company reported an operating profit of $97,000 as compared to $302,000 for the second quarter of 2005 and an operating loss of $52,000 for the first quarter of 2006. The Company's net loss for the current year second quarter totaled $296,000 as compared to net income of $92,000 for the prior year's second quarter, and a net loss of $246,000 for the first quarter of 2006. Total operating expenses incurred in the second quarter of 2006 of $1.5 million increased by $600,000 over the previous year period. The increase was the result of incremental costs, primarily personnel related, in Sales & Marketing of $126,000 and R&D of $112,000, incurred to support the Airborne wireless product line; amortization expense of $122,000 for intangible assets acquired in the merger; and an increase in General & Administrative expenses of $254,000. Interest expense of $382,000 for second quarter of 2006 included non-cash charges totaling $219,000, for the amortization of deferred financing costs and the accretion of success fees and discount on the subordinated debt. Additionally, the company recorded a non-cash charge of $163,000 for the accretion of the liability for warrants.

     Six Months Operating Results

     Net sales for the first six months of 2006 were $6.7 million, up 47% from net sales of $4.5 million in the same period of 2005. Net sales related to the Company's Device Connectivity products increased $928,000, or 22%, and net sales related to the Company's Device Networking products, including the Airborne wireless product line, increased by $1.2 million, or 470% over the six months ended June 30, 2005. The Company reported an operating profit of $45,000 as compared to $335,000 for the 2005 period. The Company's net loss for the current year period totaled $543,000 as compared to net income of $11,000 for the prior year period. Interest expense of $715,000 for the first six months of 2006 included non-cash charges totaling $393,000, for the amortization of deferred financing charges discounts and the accretion of success fees and discount on the subordinated debt. Additionally, the company recorded a non-cash charge of $164,000 for the accretion of the liability for warrants.

     Balance Sheet Summary

     At June 30, 2006, DPAC had total assets of $13.2 million, including cash and cash equivalents of $28,000. This compares to total assets of $7.6 million at December 31, 2005, which included $11,000 in cash and cash equivalents. As a result of the merger, the Company recorded goodwill and intangible assets of approximately $5.1 million.

     Comments

     Chief Executive Officer and President Steve Runkel commented, "I am pleased with our Q2 results. Our sequential revenue growth of 9% and year-over-year growth of 36% was in line with our objectives."
     Mr. Runkel continued, "We continue to make good progress in becoming a leading provider of industrial 802.11 solutions for the machine-to-machine (M2M) market as evidenced by the 31% sequential growth and 685% year-over-year growth of our Device Networking products. In addition, we continue to add design wins in the transportation, telematics and medical product markets."

     Conference Call

     Management of DPAC will host a conference call on August 10, 2006 at 10:00 a.m. Eastern/7:00 a.m. Pacific to discuss DPAC's financial performance for the second quarter of fiscal year 2006. The conference call will feature Chief Executive Officer Steve Runkel and Chief Financial Officer Steve Vukadinovich. To participate on the live call, please dial (866) 814-8485 toll free. A phone replay will be available for 72 hours (beginning two hours after the completion of the conference call) by dialing (888) 266-2081 and entering the Passcode 948711.

     About DPAC Technologies

     DPAC Technologies provides embedded 802.11 wireless networking products for machine-to-machine communication applications. DPAC's Airborne(TM) and AirborneDirect(TM) wireless products are used by major OEMs in the transportation, instrumentation and industrial control, homeland security, medical diagnostics and logistics markets to provide remote data collection and control. DPAC Technologies is based in Hudson, OH. The Company's web site address is www.dpactech.com. Information concerning DPAC is filed by DPAC with the SEC and is available on the SEC website, www.sec.gov.

     About QuaTech

     QuaTech, Inc., a wholly-owned subsidiary of DPAC, delivers high performance device networking & connectivity solutions to help companies improve their bottom line performance. QuaTech enables reliable machine-to-machine (M2M) communications via secure 802.11 wireless or traditional wired networks with industrial grade (hardened) embedded radios, modules, boards and external device servers and bridges. For local and mobile connections, QuaTech serial adapters provide secure connectivity and port expansion via any interface option. Satisfied customers rely on our unique combination of performance and support to improve bottom line performance through real-time remote monitoring & control, streamlined systems and lower total cost of ownership (TCO). QuaTech markets its products through a global network of distributors, resellers, systems integrators and original equipment manufacturers (OEMs). Founded in 1983, QuaTech is headquartered in Hudson, Ohio, and merged with DPAC Technologies, Inc. in February 2006. www.quatech.com.

     Forward-Looking Statements

     This press release includes forward-looking statements. You can identify these statements by their forward-looking words such as "may," "will," "expect," "anticipate," "believe," "guidance," "estimate," "intend," predict," and "continue" or similar words or any connection with any discussion of future events or circumstances or of management's current estimates or beliefs. Forward-looking statements are subject to risks and uncertainties, and therefore results may differ materially from those set forth in those statements. More information about the risks and challenges faced by DPAC Technologies Corp. is contained in the Securities and Exchange Commission filings made by the Company on Form S-4, 10-K, 10-Q or 10-QSB and 8-K. DPAC Technologies Corp. specifically disclaims any obligation to update or revise any forward-looking statements whether as a result of new information, future developments or otherwise.

     - tables to follow -


                        DPAC TECHNOLOGIES CORP.
           Condensed Consolidated Balance Sheet Information
                              (Unaudited)
                              (In 000's)

                                                 June 30, December 31,
                                                  2006       2005
                                                 -------- ------------
CURRENT ASSETS:
  Cash and cash equivalents                          $28          $11
  Accounts receivable, net                         1,842        1,330
  Inventories                                      1,748        1,633
  Prepaid expenses and other current assets          183          119

                                                 -------- ------------
    Total current assets                           3,801        3,093

Property, net                                        452          282
Goodwill and intangible assets                     8,896        4,196
Other assets                                          56            -
                                                 -------- ------------
TOTAL                                            $13,205       $7,571
                                                 ======== ============

CURRENT LIABILITIES:
  Notes payable                                      $84           $-
  Revolving credit facility                        1,400        1,175
  Current portion of long-term debt                  310        1,125
  Accounts payable                                 1,799        1,284
  Accrued restructuring costs - current              555            -
  Other accrued liabilities                          501          591
                                                 -------- ------------
    Total current liabilities                      4,649        4,175


Deferred tax liability                                31          324
Accrued restructuring costs                          427            -
Long-term debt, net of current portion             4,516        1,773

Net stockholders' equity                           3,582        1,299

                                                 -------- ------------
TOTAL                                            $13,205       $7,571
                                                 ======== ============



                        DPAC TECHNOLOGIES CORP.
              Condensed Consolidated Statement of Income
                              (Unaudited)
                              (in 000's)

                      For the quarter ended: For the six months ended:
                             June 30,                 June 30,
                      ---------------------- -------------------------
                        2006        2005        2006         2005
                      ---------- ----------- ------------ ------------

REVENUE                  $3,496      $2,563       $6,690       $4,538

COST OF GOODS SOLD        1,929       1,391        3,668        2,448
                      ---------- ----------- ------------ ------------

GROSS PROFIT              1,567       1,172        3,022        2,090

OPERATING EXPENSES
  Sales and marketing       542         416        1,145          785
  Research and
   development              261         150          526          313
  General and
   administrative           544         290        1,064          629
  Amortization of
   intangible assets        123          14          164           28
  Restructuring
   charges                    -           -           78            -
                      ---------- ----------- ------------ ------------
    Total operating
     expenses             1,470         870        2,977        1,755

INCOME FROM
 OPERATIONS                  97         302           45          335

OTHER EXPENSES:
  Interest expense          381         148          715          290
  Accretion of
   warrant liability        164           -          164            -
  Miscellaneous
   expense                    -          16            -           28
                      ---------- ----------- ------------ ------------
TOTAL OTHER EXPENSES        545         164          879          318

                      ---------- ----------- ------------ ------------
INCOME (LOSS) BEFORE
 INCOME TAXES              (448)        138         (834)          17

INCOME TAX
 (PROVISION) BENEFIT        152         (46)         291           (6)
                      ---------- ----------- ------------ ------------

NET INCOME (LOSS)         $(296)        $92        $(543)         $11
                      ========== =========== ============ ============

NET INCOME (LOSS) PER
 SHARE:
  Net Income (Loss) -
   Basic and diluted      $0.00       $0.00       ($0.01)       $0.00
                      ========== =========== ============ ============

WEIGHTED AVERAGE
 SHARES OUTSTANDING:
Basic                    92,775      42,016       75,885       42,016
                      ========== =========== ============ ============
Diluted                  92,775      65,339       75,885       65,339
                      ========== =========== ============ ============


     CONTACT: DPAC Technologies Corp.
              Steve Vukadinovich, Chief Financial Officer, 714-898-0007 Steve.Vukadinovich@dpactech.com or
              Steve Runkel, Chief Executive Officer, 330-655-9000
              Steve.Runkel@Quatech.com